Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Institutional Investors		Shareholder Services
Joe Muehlenkamp	Doug Fischer	Andrew Kirk	Department
314.554.4135	314.554.4859	314.554.3942	800.255.2237
jmuehlenkamp@ameren.com	dfischer@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces 2017 Results
and Issues Guidance

•	2017 GAAP Diluted Earnings Per Share were $2.14, Compared to $2.68 in 2016

•	2017 Core (Non-GAAP) Diluted EPS were $2.83, Compared to $2.68 in 2016

•	2017 Core EPS Exclude Non-Cash Charges for Federal and State Income Tax Law Changes

•	2018 Diluted EPS Guidance Range Established at $2.95 to $3.15

•	Expect Diluted EPS to Grow at 5% to 7% Compound Annual Rate through 2022, Based on 2017 Core EPS
ST. LOUIS (Feb. 16, 2018) — Ameren Corporation (NYSE: AEE) today announced 2017 net income attributable to common shareholders in accordance with Generally Accepted Accounting Principles (GAAP) of $523 million, or $2.14 per diluted share, compared to $653 million, or $2.68 per diluted share, for 2016. The 2017 GAAP earnings included non-cash charges, primarily at the parent company, that decreased earnings by a combined $168 million, or 69 cents per diluted share, reflecting the revaluation of deferred taxes as a result of changes in Illinois and federal income tax rates. Excluding these charges, Ameren recorded 2017 core earnings of $691 million, or $2.83 per diluted share. There were no differences between GAAP and core earnings for 2016.
The year-over-year increase in 2017 core earnings reflected new Ameren Missouri electric service rates effective April 1, 2017, which were driven, in part, by increased infrastructure investments and removal of the negative effect of lower sales to the New Madrid aluminum smelter. In addition, the comparison benefited from earnings on increased infrastructure investments made at Ameren Transmission and Ameren Illinois Electric Distribution. These favorable factors were partially offset by lower electric retail sales, primarily driven by milder summer temperatures. The earnings comparison was also unfavorably impacted by the absence of a 2016 performance incentive award related to Ameren Missouri's 2013 through 2015 energy efficiency plan, as well as higher Ameren Missouri depreciation expense.
"In 2017, we again delivered strong core earnings growth," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Our team continued to successfully execute our strategy across our businesses, including allocating capital to jurisdictions with modern, constructive regulatory frameworks and managing costs in a disciplined manner. In addition, Ameren Missouri announced a forward-thinking plan under which it expects to accelerate its transition to a cleaner, more diversified energy portfolio, including significant investments in renewable generation by 2020."
Ameren recorded a GAAP net loss attributable to common shareholders for the three months ended Dec. 31, 2017, of $60 million, or 24 cents per diluted share, compared to net income attributable to common shareholders of $32 million, or 13 cents per diluted share, for the same period in 2016. The GAAP results for the three months ended Dec. 31, 2017, included a $154 million, or 63 cents per diluted share, charge for the revaluation of deferred taxes resulting from a change in the federal income tax rate. Excluding this charge, Ameren recorded core earnings for the three months ended Dec. 31, 2017, of $94 million, or 39 cents per diluted share.
The year-over-year increase in fourth quarter 2017 core earnings reflected a change in the timing of interim period revenue recognition at Ameren Illinois Electric Distribution that increased results by 12 cents per diluted share but had no effect on full-year earnings. The comparison also benefited from new Ameren Missouri electric service rates, increased infrastructure investments made at Ameren Transmission and a lower effective income tax rate. These favorable factors were partially offset by a nuclear refueling and maintenance outage at the Callaway Energy Center in the fourth quarter that increased operations and maintenance expenses, compared to the year-ago period when there was no such outage.
As reflected in the table below, the following items were excluded from core earnings:

•
A non-cash charge, at the parent company, for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate, which decreased 2017 earnings by $14 million.

•
A non-cash charge, primarily at the parent company, for the revaluation of deferred taxes resulting from a Dec. 2017 change in federal law that decreased the federal corporate income tax rate, which decreased fourth quarter and full-year 2017 earnings by $154 million.

A reconciliation of three-month and full-year GAAP to core earnings in millions of dollars and per share, is as follows:

	Three Months Ended				Year Ended
	Dec. 31,				Dec. 31,
	2017		2016		2017		2016
GAAP Earnings (Loss) / Diluted EPS	$(60)	$(0.24)	$32	$0.13	$523	$2.14	$653	$2.68
Charge for revaluation of deferred taxes from increased Illinois state income tax rate					22	0.09
Less: Federal income tax benefit	—	—	—	—	(8)	(0.03)	—	—
Charge, net of tax benefit	—	—	—	—	14	0.06	—	—

Charge for revaluation of deferred taxes from decreased federal income tax rate	162	0.66	—	—	162	0.66	—	—
Less: State income tax benefit	(8)	(0.03)	—	—	(8)	(0.03)	—	—
Charge, net of tax benefit	154	0.63	—	—	154	0.63	—	—
Core Earnings / Diluted EPS	$94	$0.39	$32	$0.13	$691	$2.83	$653	$2.68

Earnings Guidance
Ameren expects diluted earnings per share to be in a range of $2.95 to $3.15 for 2018 and to grow at a 5% to 7% compound annual rate from 2017 through 2022, using 2017 core results as a base. This multi-year earnings growth is expected to be driven by projected rate base growth of approximately 7% compounded annually from 2017 through 2022, which does not include approximately $1 billion of wind generation investment proposed by Ameren Missouri in its September 2017 Integrated Resource Plan filing with the Missouri Public Service Commission.
"Looking ahead, we plan to continue to deliver strong long-term earnings per share growth reflecting a robust pipeline of investments in critical energy infrastructure that will deliver long-term benefits to our customers and the communities we serve," Baxter said. "In addition, our customers will ultimately realize significant benefits associated with the recent reduction in the federal corporate income tax rate. Increased investments in critical energy infrastructure coupled with utility rate benefits associated with tax reform result in a win-win for our customers, the communities we serve and our shareholders."
Earnings guidance for 2018 assumes normal temperatures and, along with Ameren's growth expectations, is subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri 2017 GAAP and core earnings were $323 million and $359 million, respectively, compared to 2016 earnings of $357 million. GAAP earnings in 2017 included a $36 million non-cash charge for the revaluation of deferred taxes resulting from a change in the federal income tax rate, but this charge was excluded from core earnings. The increase in year-over-year core earnings reflected new electric service rates that were largely offset by lower electric retail sales primarily driven by milder summer temperatures, the absence of a 2016 performance incentive award, as well as higher depreciation and transmission expenses.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution 2017 earnings were $131 million, compared to 2016 earnings of $126 million. The year-over-year earnings improvement was primarily driven by earnings on increased infrastructure investments, as well as a higher allowed return on equity due to a higher average 30-year U.S. Treasury bond yield in 2017 compared to 2016. These favorable factors were partially offset by the absence of the 2016 benefit from warmer-than-normal temperatures before the decoupling of electric revenues began in 2017.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas 2017 earnings of $60 million were comparable to 2016 earnings of $59 million.

Ameren Transmission Segment Results
Ameren Transmission 2017 earnings were $140 million, compared to 2016 earnings of $117 million. The year-over-year earnings improvement reflected increased infrastructure investments partially offset by a lower allowed return on equity.
Other Results (includes items not reported in a business segment)
Other results for 2017 were a GAAP loss of $131 million and core earnings of $1 million, respectively, compared to a 2016 loss of $6 million. The 2017 GAAP loss included non-cash charges that decreased earnings by a combined $132 million reflecting the revaluation of deferred taxes as a result of changes in Illinois and federal income tax rates, but these charges were excluded from core results. The improvement in year-over-year core results primarily reflected a decrease in the effective income tax rate.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Feb. 16, to discuss 2017 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q4 2017 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News and Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas transmission and distribution service while Ameren Missouri provides vertically integrated electric service, with generating capacity of over 10,200 megawatts, and natural gas distribution service. Ameren Transmission Company of Illinois develops regional electric transmission projects. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Use of Non-GAAP Financial Measures
In this release, Ameren has presented core earnings per share, which is a non-GAAP measure and may not be comparable to those of other companies. A reconciliation of GAAP information to non-GAAP information has been included in this release. Generally, core earnings or losses include earnings or losses attributable to common shareholders and exclude income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as the third quarter 2017 non-cash charge for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate and the fourth quarter 2017 non-cash charge for the revaluation of deferred taxes resulting from a December 2017 change in federal law that decreased the federal corporate income tax rate. Ameren uses core earnings internally for financial planning and for analysis of performance. Ameren also uses core earnings as the primary performance measurement when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core earnings allow the company to more accurately compare its ongoing performance across periods. In providing core earnings guidance, there could be differences between core earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as that described above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such future items.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, and changes in regulatory policies and ratemaking determinations, such as those that may result from the complaint case filed in February 2015 with the Federal Energy Regulatory Commission (FERC) seeking a reduction in the allowed base return on common equity under the Midcontinent Independent System Operator (MISO) tariff, Ameren Missouri's proceeding with the Missouri Public Service Commission to pass through to customer rates the effect of the reduction in the federal corporate income tax rate enacted under the Tax Cuts and Jobs Act of 2017 (TCJA), Ameren Illinois’ natural gas rate case filed with the Illinois Commerce Commission (ICC) in January 2018, Ameren Illinois' requests filed with the ICC to pass through to customer rates the effect of the reduction in the federal corporate income tax rate enacted under the TCJA, the request filed by MISO, which includes Ameren Illinois and Ameren Transmission Company of Illinois, with the FERC to allow revisions to 2018 revenue requirements to reflect the impacts of the reduction in the federal corporate income tax rate enacted under the TCJA, actions taken by regulators to address the TCJA, and future regulatory, judicial, or legislative actions that change regulatory recovery mechanisms;

•
the effect of Ameren Illinois' participation in performance-based formula ratemaking frameworks under the Illinois Energy Infrastructure Modernization and the Future Energy Jobs Acts (FEJA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, and the related financial commitments;

•	the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;

•
the effects of changes in federal, state, or local tax laws or rates, including additional regulations, interpretations, amendments, or technical corrections to the TCJA, and any challenges to the tax positions we have taken;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•	the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its Missouri Energy Efficiency Investment Act plans;

•	Ameren Illinois’ ability to achieve FEJA electric energy-efficiency goals and the resulting impact on its allowed return on program investments;

•
our ability to align overall spending, both operating and capital, with frameworks established by our regulators and to recover these costs in a timely manner in our attempt to earn our allowed returns on equity;

•
the cost and availability of fuel, such as ultra-low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero-emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities and our customers’ tolerance for any related price increases;

•
disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from Westinghouse Electric Company, LLC, the Callaway Energy Center's only Nuclear Regulatory Commission-licensed supplier of such assemblies, which is currently in bankruptcy proceedings;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s Callaway Energy Center, or, in the absence of insurance, the ability to recover uninsured losses from our customers;

•	business and economic conditions, including their impact on interest rates, collection of our receivable balances, and demand for our products;

•	the effects of the TCJA on us and the resulting treatment by regulators will have on our results of operations, financial position, and liquidity;

•
disruptions of the capital markets, deterioration in our credit metrics, including as a result of the implementation of the TCJA, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the actions of credit rating agencies and the effects of such actions;

•	the impact of adopting new accounting guidance and the application of appropriate accounting rules and guidance;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas transmission and distribution systems and storage facilities, such as leaks, explosions, and mechanical problems, and compliance with natural gas safety regulations;

•
the effects of our increasing investment in electric transmission projects, as well as potential wind and solar generation projects, our ability to obtain all of the necessary approvals to complete the projects, and the uncertainty as to whether we will achieve our expected returns in a timely manner;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions, and divestitures;

•
the impact of current environmental regulations and new, more stringent, or changing requirements, including those related to carbon dioxide, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•
the impact of negative opinions of us or our utility services that our customers, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or protect sensitive customer information, increases in rates, or negative media coverage;

•	the impact of complying with renewable energy portfolio requirements in Missouri and Illinois;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•	legal and administrative proceedings;

•
the impact of cyber attacks, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating Revenues:
Electric	$1,127	$1,095	$5,310	$5,196
Natural gas	275	261	867	880
Total operating revenues	1,402	1,356	6,177	6,076
Operating Expenses:
Fuel	143	171	737	745
Purchased power	147	170	638	621
Natural gas purchased for resale	115	114	311	341
Other operations and maintenance	431	430	1,660	1,676
Depreciation and amortization	228	217	896	845
Taxes other than income taxes	113	109	477	467
Total operating expenses	1,177	1,211	4,719	4,695
Operating Income	225	145	1,458	1,381
Other Income and Expenses:
Miscellaneous income	17	20	59	74
Miscellaneous expense	5	11	21	32
Total other income	12	9	38	42
Interest Charges	96	95	391	382
Income Before Income Taxes	141	59	1,105	1,041
Income Taxes	200	26	576	382
Net Income (Loss)	(59)	33	529	659
Less: Net Income Attributable to Noncontrolling Interests	1	1	6	6
Net Income (Loss) Attributable to Ameren Common Shareholders	$(60)	$32	$523	$653

Earnings (Loss) per Common Share – Basic	$(0.24)	$0.13	$2.16	$2.69

Earnings (Loss) per Common Share – Diluted	$(0.24)	$0.13	$2.14	$2.68

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6
Average Common Shares Outstanding – Diluted	244.7	244.7	244.2	243.4

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$10	$9
Accounts receivable - trade (less allowance for doubtful accounts)	445	437
Unbilled revenue	323	295
Miscellaneous accounts and notes receivable	70	63
Inventories	522	527
Current regulatory assets	144	149
Other current assets	98	113
Total current assets	1,612	1,593
Property, Plant, and Equipment, Net	21,466	20,113
Investments and Other Assets:
Nuclear decommissioning trust fund	704	607
Goodwill	411	411
Regulatory assets	1,230	1,437
Other assets	522	538
Total investments and other assets	2,867	2,993
TOTAL ASSETS	$25,945	$24,699
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$841	$681
Short-term debt	484	558
Accounts and wages payable	902	805
Taxes accrued	52	46
Interest accrued	99	93
Customer deposits	108	107
Current regulatory liabilities	128	110
Other current liabilities	326	274
Total current liabilities	2,940	2,674
Long-term Debt, Net	7,094	6,595
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,506	4,264
Accumulated deferred investment tax credits	49	55
Regulatory liabilities	4,387	1,985
Asset retirement obligations	638	635
Pension and other postretirement benefits	545	769
Other deferred credits and liabilities	460	477
Total deferred credits and other liabilities	8,585	8,185
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,540	5,556
Retained earnings	1,660	1,568
Accumulated other comprehensive loss	(18)	(23)
Total Ameren Corporation shareholders’ equity	7,184	7,103
Noncontrolling Interests	142	142
Total equity	7,326	7,245
TOTAL LIABILITIES AND EQUITY	$25,945	$24,699

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2017	2016
Cash Flows From Operating Activities:
Net income	$529	$659
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	876	835
Amortization of nuclear fuel	76	88
Amortization of debt issuance costs and premium/discounts	22	22
Deferred income taxes and investment tax credits, net	539	386
Allowance for equity funds used during construction	(24)	(27)
Share-based compensation costs	17	17
Other	(10)	4
Changes in assets and liabilities	79	140
Net cash provided by operating activities – continuing operations	2,104	2,124
Net cash used in operating activities – discontinued operations	—	(1)
Net cash provided by operating activities	2,104	2,123
Cash Flows From Investing Activities:
Capital expenditures	(2,132)	(2,076)
Nuclear fuel expenditures	(63)	(55)
Purchases of securities – nuclear decommissioning trust fund	(413)	(392)
Sales and maturities of securities – nuclear decommissioning trust fund	396	377
Other	7	5
Net cash used in investing activities	(2,205)	(2,141)
Cash Flows From Financing Activities:
Dividends on common stock	(431)	(416)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt, net	(74)	257
Maturities of long-term debt	(681)	(395)
Issuances of long-term debt	1,345	389
Debt issuance costs	(11)	(9)
Share-based payments	(39)	(83)
Other	(1)	(2)
Net cash provided by (used in) financing activities	102	(265)
Net change in cash and cash equivalents	1	(283)
Cash and cash equivalents at beginning of year	9	292
Cash and cash equivalents at end of year	$10	$9

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,064	3,002	12,653	13,245
Commercial	3,431	3,443	14,384	14,712
Industrial	1,101	1,107	4,469	4,790
Street lighting and public authority	32	36	117	125
Ameren Missouri retail load subtotal	7,628	7,588	31,623	32,872
Off-system	1,518	2,065	10,640	7,125
Ameren Missouri total	9,146	9,653	42,263	39,997
Ameren Illinois Electric Distribution
Residential	2,680	2,611	10,985	11,512
Commercial	3,111	3,123	12,382	12,583
Industrial	2,848	2,843	11,359	11,738
Street lighting and public authority	127	131	515	521
Ameren Illinois Electric Distribution total	8,766	8,708	35,241	36,354
Eliminate affiliate sales	(58)	(126)	(440)	(520)
Ameren total	17,854	18,235	77,064	75,831
Electric Revenues (in millions):
Ameren Missouri
Residential	$282	$268	$1,416	$1,421
Commercial	236	241	1,207	1,223
Industrial	63	64	305	315
Other, including street lighting and public authority	35	27	115	102
Ameren Missouri retail load subtotal	$616	$600	$3,043	$3,061
Off-system	40	112	370	333
Ameren Missouri total	$656	$712	$3,413	$3,394
Ameren Illinois Electric Distribution
Residential	$219	$185	$870	$894
Commercial	132	115	527	518
Industrial	31	26	113	96
Other, including street lighting and public authority	8	10	58	41
Ameren Illinois Electric Distribution total	$390	$336	$1,568	$1,549
Ameren Transmission
Ameren Illinois Transmission(a)	$61	$45	$258	$232
ATXI	39	27	168	123
Ameren Transmission total	$100	$72	$426	$355
Other and intersegment eliminations	(19)	(25)	(97)	(102)
Ameren total	$1,127	$1,095	$5,310	$5,196

(a)	Includes $10 million, $10 million, $42 million and $45 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Gas Sales - dekatherms (in millions):
Ameren Missouri	6	5	18	18
Ameren Illinois Natural Gas	53	48	166	166
Ameren total	59	53	184	184
Gas Revenues (in millions):
Ameren Missouri	$43	$38	$126	$128
Ameren Illinois Natural Gas	233	224	743	754
Eliminate affiliate revenues	(1)	(1)	(2)	(2)
Ameren total	$275	$261	$867	$880
		December 31, 2017		December 31, 2016
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$29.61		$29.28